Exhibit 5.1

                            Joseph J. Tomasek, Esq.

                           75-77 North Bridge Street

                          Somerville, New Jersey 08876
                                  May 11, 2004

Board of Directors
Coates Motorcycle Company, Ltd.
Central Avenue, Building 3
Farmingdale, New Jersey 07727

Dear Sirs:

      We have acted as counsel to Coates Motorcycle Company, Ltd., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2, including the four pre-effective amendments thereto (collectively, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company, including securities which shall be distributed as a stock dividend, of (a) 2,000,000 units (the "Units"), each consisting of two shares of the Company's common stock, par value $.001 per share (the "Common Stock") and one warrant (a "Unit Warrant") to purchase one share of Common Stock; (b) 4,000,000 shares of Common Stock included in the Units; (c) 2,000,000 shares of Common Stock underlying the Unit Warrants;(d) 200,000 Representative Warrants to purchase 200,000 Units; (e) 1,000,000 shares of Common Stock on behalf of an affiliate corporation which intends to distribute the shares to its shareholders as a stock dividend, and;(f) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (e) above are hereinafter referred to as the "Securities."

      In this regard, we have reviewed the Company's Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement and amendments thereto, the exhibits to the Registration Statement, the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported decisions interpreting these laws as well as such other records and documents as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that the Securities (i) have been duly and validly authorized for issuance; (ii) when issued as contemplated by the Registration Statement and, in the case of those Securities underlying warrants, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable. Further, all of the warrants included in Securities, including without limitation the warrants referred to in clauses (c) and (d) above will, when issued as contemplated in the Warrant Agreement, be validly issued and constitute a legally valid and binding obligation of the Company.

      We  hereby  consent  to the  use of this  opinion  as  Exhibit  5.1 to the
Registration Statement and Amendments thereto.      Very truly yours,

                                                    /s/ Joseph J. Tomasek, Esq.
                                                    ----------------------------
                                                    Joseph J. Tomasek, Esq.